UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 7, 2009

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2009, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of Extreme Networks, Inc. (“Extreme Networks”), the Board unanimously elected John H. Kispert to serve as a Class II director of the Board until his successor is elected and qualified or until his earlier resignation or removal. Upon the recommendation of the Nominating and Governance Committee of the Board, the Board also elected Mr. Kispert to serve on the Audit Committee of the Board. The press release announcing Mr. Kispert’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Kispert has more than 15 years of high-technology experience. In February 2009, Mr. Kispert was hired to serve as president and CEO of Spansion, a publicly-traded manufacturer of flash memory products, to oversee that company’s reorganization of its business. Beginning in 1995 and continuing through February 2009, Mr. Kispert held various executive management positions at KLA-Tencor Corporation, a publicly-traded provider of process control and yield management solutions for the semiconductor industry, including President and Chief Operation Officer, Executive Vice President and Chief Financial Officer and Vice President, Finance and Accounting. Previously, Mr. Kispert served in a number of positions with the IBM Corporation. Mr. Kispert received his bachelor’s degree in Political Science from Grinnell College and his MBA from the University of California, Los Angeles.

Pursuant to the Company’s current policies for the compensation of non-employee directors, Mr. Kispert will receive the following compensation from the Company:

•	$40,000 in cash compensation annually for his service as a non-employee director.

•	$20,000 in cash compensation annually for his service as a member of the Audit Committee of the Board.

•	Reimbursement of expenses related to attendance of meetings of the Board and its committees.

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An automatic grant of an initial 8,333 shares of restricted stock and an initial option to purchase 25,000 shares of common stock. Such options and restricted stock grants will be made under Extreme Networks’ 2005 Equity Incentive Plan or successor plan (the “2005 Plan”), pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, will be the closing sale price of Extreme Networks’ common stock on the NASDAQ Global Market on the second trading day following the public announcement of Extreme Networks’ financial results for the three month period and fiscal year ending June 28, 2009. Such restricted stock grant and option will vest 1/3 each year (or, if earlier in any year, 1/3 on the date of the annual meeting in such year), subject to Mr. Kispert’s continuous service on the Board for that period. There is a two year post-termination exercise period for the stock option.

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On the date of each annual meeting of Extreme Networks’ stockholders, Mr. Kispert automatically will be granted 5,000 shares of restricted stock and an option to purchase 15,000 shares of common stock. Such options and restricted stock grants will be made under the 2005 Plan, pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, will be the closing sale price of Extreme Networks’ common stock on the NASDAQ Global Market at the close of business on the date of grant (the date of the applicable annual meeting). Each such option and restricted stock grant will vest in full on the date one year after the date of grant (or, if earlier, the date of the next subsequent annual meeting), subject to Mr. Kispert’s continuous service on the Board for that period.

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Pursuant to an amended policy adopted by the Board on July 17, 2001, regarding the acceleration of vesting of shares subject to options for directors upon a change-in-control (the “Amended Policy”), in the event of a change in control that occurs prior to Mr. Kispert’s termination of service with Extreme Networks, the shares subject to options shall be fully vested. The Amended Policy defines a change-in-control as a single or series of sales or exchanges of voting stock, a merger or consolidation, the sale, or transfer of all or substantially all of the assets, or a liquidation wherein the stockholders immediately before the change-in-control do not retain, immediately after the change-in-control, more than 50% of the total combined voting power of the Company or the corporation to which the assets were transferred. This Amended Policy applies to all options granted to Mr. Kispert.

Mr. Kispert will also enter into the standard indemnification agreement of members of the Board, the form of which is filed as Exhibit 10.1 to Extreme Networks’ registration statement on Form S-1, filed with the Securities and Exchange Commission on February 5, 1999.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 12, 2009 announcing the election of John H. Kispert to the Board of Directors of Extreme Networks, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2009

EXTREME NETWORKS, INC.

By:	/s/ Karen M. Rogge
Karen M. Rogge
Senior Vice President and Chief Financial Officer

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